Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS THIRD QUARTER RESULTS
Ann Arbor, Michigan – October 28, 2008
     Kaydon Corporation (NYSE:KDN) today announced its results for the third quarter ended September 27, 2008.
     Third Quarter Highlights –
•	Order entry was a third quarter record $157.3 million, 34.2 percent higher than the previous third quarter record in 2007, and the second highest quarter in the Company’s history.

•	Quarter-end backlog was a record $354.5 million, an increase of 67.7 percent compared to the third quarter of 2007.

•	Third quarter sales, including results of Avon Bearings Corporation (“Avon”) acquired in the fourth quarter 2007, increased 18.1 percent to a third quarter record of $126.8 million, versus $107.4 million during last year’s third quarter.

•	Wind energy sales totaled $56.4 million for the first nine months of 2008 as compared to $19.5 million for the first nine months of 2007 and $32.8 million for the full year of 2007.

•	Operating income equaled $24.8 million compared to $24.5 million in the third quarter of 2007.

•	Interest income fell 68.0 percent from $4.8 million in last year’s third quarter to $1.5 million due to lower interest rates earned and lower average investable balances.

•	Net income equaled $16.3 million, compared to $17.1 million earned in last year’s third quarter.

•	Diluted earnings per share equaled $.50, compared with $.54 in the prior third quarter.

Business Conditions and Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented,
     “Despite business conditions that have become increasingly challenging, we achieved solid results overall. Even with the current economic uncertainty, we achieved record orders during the third quarter and have the largest backlog in the Company’s history. We continue to realize record orders as steps taken over the past year to expand in secularly growing end markets, such as wind energy, leave us well positioned for the longer term.
     “However, certain business trends highlighted after our second quarter’s results continued to affect areas of our industrial businesses during the third quarter. Dollar strengthening and the general economic turmoil that accelerated during the quarter had a greater impact on our results as the quarter progressed. We continued to experience a shift in mix away from our more profitable, short order business. Both immediately shippable orders, or “book and ship” orders, and export sales to our general industrial distribution channels were soft as shipments to both the machinery and semiconductor markets dropped below prior year’s levels. Export sales of machinery products had a particularly sharp drop relative to the prior year. Declines in sales to these higher margin end markets have a particularly pronounced impact on marginal and absolute profitability.
     “Also, increases in material and operating costs experienced earlier in the year have impacted margins due to greater difficulty in recovering such increases. We expect this to improve prospectively as ongoing remediation steps to take advantage of the recent corrections in commodity pricing already underway gain greater traction.
     “Finally, interest income continues to trend lower as market interest rates remain well below prior years’ levels. Combined with lower average cash balances, the near term contribution from interest income is significantly lower and we now expect interest income to approximate $5.8 million in 2008 as compared to $18.1 million in 2007.
     “While the near term has become more challenging, we continue to make progress on our long term strategies. Our recently announced operational reorganization will help maximize the unique long-term growth opportunities available to Kaydon in an increasingly uncertain time while enhancing focus upon managing our business day to day. While we are developing contingency plans to improve near term results, our capital investment program and focus on long term, profitable growth continues.
     “We are well positioned to take full advantage of organic and acquisition opportunities likely to become available in a fast changing economic environment. During the quarter, we exercised our right to redeem all of the outstanding 4% Contingent Convertible Senior Subordinated Notes, all of which were converted into shares of Company common stock. This leaves us with no outstanding debt and $262.7 million of unrestricted cash available for future investment.”

Third Quarter 2008 Financial Results
     Sales were a third quarter record $126.8 million, an 18.1 percent increase compared to $107.4 million during the third quarter of 2007 with particularly strong growth in friction control products. Gross profit equaled $44.5 million or 35.1 percent of sales for the third quarter of 2008 as compared to $43.3 million or 40.3 percent of sales for the third quarter of 2007. Gross margin was principally affected by unfavorable changes in product mix as declines in certain higher margin market segments, particularly those served by our industrial distribution channels in North America, dropped below both prior quarter and prior year levels. Industrial export sales within Friction Controls were also negatively impacted as the quarter progressed. Finally, margins have been unfavorably impacted during the construction and ramp up of our new wind energy facility in Mexico, which will be largely complete going into 2009.
     Operating income of $24.8 million equaled 19.5 percent of sales, compared to $24.5 million and 22.8 percent of sales last year as operating margins were negatively impacted by unfavorable product mix shifts noted above.
     Third quarter 2008 interest income of $1.5 million was significantly below the $4.8 million earned during the third quarter of 2007. This decline was due to lower interest rates achieved on lower average investable balances as average interest rates earned have declined from 5.2 percent during last year’s third quarter to 2.2 percent this year.
     The effective tax rate during the third quarter of 2008 was 34.4 percent compared with 36.1 percent in the prior third quarter primarily due to a reduction in the provision for state taxes and favorable differences in income taxes on foreign earnings. The Company currently expects the effective tax rate for full year 2008 to be 35.1 percent.
     Net income for the third quarter of 2008 was $16.3 million or $.50 per share on a diluted basis, based on 34.1 million common shares outstanding. During the third quarter of 2007, Kaydon generated net income of $17.1 million or $.54 per share on a diluted basis, based on 34.7 million common shares outstanding.
Order Entry and Backlog
     Order entry during the third quarter of 2008 increased 34.2 percent compared to 2007, achieving a third quarter record of $157.3 million. Backlog equaled a record $354.5 million at the end of third quarter 2008, a 67.7 percent increase compared to a backlog of $211.4 million at the end of third quarter 2007, and 9.4 percent higher than the previous quarter-end record achieved at the end of the second quarter of 2008.
Operating Review
     During the third quarter of 2008, sales of friction control products increased $19.2 million or 32.0 percent, to $79.3 million, when compared with third quarter 2007. Sales to the wind energy market increased 169 percent, and sales of split roller bearings reported double-digit growth. Third quarter 2008 operating income increased to $15.9 million, a 6.3 percent increase compared with $15.0 million in the prior third quarter driven largely by the increased volume. However, operating margins of this segment declined due to product mix shifts and absolute declines in sales to certain higher margin end markets. Growth in high margin, but lower than historical segment average margin, wind energy and split roller bearing products and absolute declines in “book and ship” orders to the higher margin distribution channel resulted in part of the margin decline. Higher operating and raw material cost increases originating in the prior quarter contributed to the balance. We expect this to improve prospectively as ongoing remediation steps to take advantage of the recent corrections in commodity pricing already underway gain greater traction.
     We expect wind energy revenues during 2008 to approximate $90 million which compares to $32.8 million in 2007. For the first nine months of 2008, wind energy revenues totaled $56.4 million which compares to $19.5 million for the first nine months of 2007. The growth in this business highlights the potential within the wind energy market for Kaydon.
     Third quarter 2008 sales of velocity control products totaled $17.1 million, an increase of 3.5 percent over the prior third quarter. Shipments from our North American operations were lower than the prior third quarter. Growth in our European operations continued but at a lower rate than in recent quarters and with a lower benefit from changes in foreign exchange rates than experienced in recent quarters due to significant dollar strengthening as the quarter progressed. Operating income equaled $4.5 million, essentially unchanged from the prior third quarter.
     Sales of sealing products were $10.8 million compared to $12.0 million in the third quarter of 2007. Shipments of sealing products declined as incoming orders softened and operating issues associated with an ongoing facility move impacted execution. Operating income declined due to lower volume, unfavorable overhead absorption, and inefficiencies associated with the facility move. The Company recently appointed new leadership within this business to evaluate the overall capacity and configuration of the operations in the current environment.
     Sales of the Company’s remaining businesses equaled $19.7 million during the third quarter of 2008, an increase of $0.8 million from third quarter 2007 resulting from higher demand for liquid filtration products and higher pricing for metal alloy products. Operating income was $1.8 million in third quarter 2008 compared to $2.2 million in the prior third quarter. The lower profits were largely attributable to the costs associated with exiting a multi-employer pension plan and, to a lesser extent, higher operating costs.
Free Cash Flow, Financial Position and Capital Allocation
     During the third quarter of 2008, the Company paid common stock dividends of $.15 per share or $4.1 million and repurchased 196,100 shares of Company common stock for $9.8 million. Year-to-date share repurchases totaled 454,241 shares for $21.8 million. The Company’s third quarter dividend, paid on September 29, 2008, was at a rate of $.17 per share, an increase of 13.3 percent from the previous $.15 per share.

     Free cash flow, a non-GAAP measure defined by the Company as net cash from operating activities less capital expenditures, was $7.8 million during the third quarter 2008. Capital expenditures were $15.9 million during this year’s third quarter as compared to $16.8 million in the prior third quarter as we continue to invest in capacity expansion, particularly for the wind energy business. Higher than historical capital expenditures will continue in the near term as the Company continues its wind energy capacity expansion projects. Readers should refer to the Reconciliation of Non-GAAP Measure schedule for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     The Company currently has investable balances totaling $270.8 million, $79.6 million less than at this time in 2007 largely due to investment spending and the Avon acquisition. In addition, investable balances earned approximately 300 basis points less during this year’s third quarter than they did during last year’s comparable period.
     During the quarter, after the Company announced that it was exercising its right to redeem all of its outstanding 4% Contingent Convertible Senior Subordinated Notes due 2023 (the “Notes”), the holders of all of the outstanding Notes exercised their rights to convert their Notes into shares of Company common stock. The Notes were converted at a conversion price of $29.16 per share. The Company issued 6,464,308 shares upon conversion in the third quarter and a total of 6,858,683 shares in the first three quarters of 2008. During the first three quarters of 2007, the Company had outstanding $200.0 million of the Notes. The Company had no outstanding debt at September 27, 2008.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a third quarter 2008 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-877-718-5099 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=135894 or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Third Quarter 2008 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Tuesday, November 4, 2008 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 7406590.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth and expansion, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including risks and uncertainties disclosed from time to time in the Company’s Forms 10-K and 10-Q filed with the Securities and Exchange Commission.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Free cash flow, a non-GAAP liquidity measure is presented in this press release. This measure should be viewed as supplemental data, rather than as a substitute or alternative to the most comparable GAAP measure.

Contact:	James O’Leary	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Third Quarter Ended		First Three Quarters Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
Net sales	$126,803,000	$107,365,000	$389,992,000	$327,653,000

Cost of sales	82,270,000	64,069,000	243,969,000	191,551,000

Gross profit	44,533,000	43,296,000	146,023,000	136,102,000

Selling, general, and administrative expenses	19,754,000	18,840,000	62,942,000	57,006,000

Operating income	24,779,000	24,456,000	83,081,000	79,096,000

Interest expense	(1,393,000)	(2,390,000)	(6,162,000)	(7,142,000)

Interest income	1,520,000	4,752,000	5,198,000	14,133,000

Income before income taxes	24,906,000	26,818,000	82,117,000	86,087,000

Provision for income taxes	8,571,000	9,681,000	28,823,000	31,077,000

Net income	$16,335,000	$17,137,000	$53,294,000	$55,010,000

Weighted average common shares outstanding
Basic	29,679,000	27,659,000	28,118,000	27,789,000

Diluted	34,072,000	34,655,000	34,213,000	34,786,000

Earnings per share
Basic	$0.55	$0.62	$1.90	$1.98

Diluted	$0.50	$0.54	$1.67	$1.71

Dividends declared per share	$0.17	$0.15	$0.47	$0.39

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	September 27,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$262,731,000	$229,993,000
Short-term investments	—	57,000,000
Accounts receivable, net	75,591,000	67,574,000
Inventories, net	94,863,000	68,896,000
Other current assets	15,305,000	15,411,000

Total current assets	448,490,000	438,874,000

Property, plant and equipment, net	178,359,000	145,826,000

Goodwill, net	146,396,000	146,922,000
Other intangible assets, net	27,113,000	31,162,000
Other assets	15,748,000	23,781,000

Total assets	$816,106,000	$786,565,000

Liabilities and Shareholders’ Equity:

Accounts payable	$34,107,000	$28,498,000
Accrued expenses	30,980,000	30,000,000

Total current liabilities	65,087,000	58,498,000

Long-term debt	—	200,000,000
Long-term liabilities	28,453,000	44,677,000

Total long-term liabilities	28,453,000	244,677,000

Shareholders’ equity	722,566,000	483,390,000

Total liabilities and shareholders’ equity	$816,106,000	$786,565,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Third Quarter Ended		First Three Quarters Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$16,335,000	$17,137,000	$53,294,000	$55,010,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	4,240,000	2,807,000	11,844,000	8,553,000
Amortization of intangible assets	1,366,000	758,000	4,097,000	2,272,000
Amortization of stock awards	1,126,000	1,103,000	3,353,000	4,307,000
Stock option compensation expense	311,000	200,000	901,000	470,000
Excess tax benefit from stock-based compensation	(262,000)	(75,000)	(179,000)	(232,000)
Deferred financing fees	62,000	387,000	728,000	1,161,000
Net change in receivables, inventories and trade payables	869,000	2,937,000	(30,261,000)	(15,282,000)
Net change in other assets and liabilities	(281,000)	(15,104,000)	5,921,000	(8,897,000)

Net cash from operating activities	23,766,000	10,150,000	49,698,000	47,362,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(15,942,000)	(16,821,000)	(45,850,000)	(37,001,000)
Sales of investments	3,392,000	72,606,000	63,408,000	72,606,000
Purchase of investments	—	(162,606,000)	—	(162,606,000)
Acquisition of business, net of cash received	—	—	489,000	—

Net cash from (used in) investing activities	(12,550,000)	(106,821,000)	18,047,000	(127,001,000)

Cash flows from financing activities:
Cash dividends paid	(4,148,000)	(3,391,000)	(12,485,000)	(10,154,000)
Purchase of treasury stock	(9,755,000)	(15,426,000)	(21,837,000)	(22,612,000)
Excess tax benefit from stock-based compensation	262,000	75,000	179,000	232,000
Proceeds from exercise of stock options	79,000	24,000	242,000	99,000

Net cash used in financing activities	(13,562,000)	(18,718,000)	(33,901,000)	(32,435,000)

Effect of exchange rate changes on cash and cash equivalents	(3,426,000)	1,596,000	(1,106,000)	1,634,000

Net increase (decrease) in cash and cash equivalents	(5,772,000)	(113,793,000)	32,738,000	(110,440,000)

Cash and cash equivalents — Beginning of period	268,503,000	374,142,000	229,993,000	370,789,000

Cash and cash equivalents — End of period	$262,731,000	$260,349,000	$262,731,000	$260,349,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Third Quarter Ended		First Three Quarters Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
Net sales

Friction Control Products
External customers	$79,243	$59,990	$240,112	$185,519
Intersegment	12	31	47	145

	79,255	60,021	240,159	185,664

Velocity Control Products
External customers	17,114	16,534	55,832	48,359

Sealing Products
External customers	10,782	12,018	34,007	35,571
Intersegment	—	(18)	—	(97)

	10,782	12,000	34,007	35,474

Other
External customers	19,664	18,823	60,041	58,204
Intersegment	(12)	(13)	(47)	(48)

	19,652	18,810	59,994	58,156

Total consolidated net sales	$126,803	$107,365	$389,992	$327,653

	Third Quarter Ended		First Three Quarters Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
Operating income

Friction Control Products	$15,921	$14,977	$54,516	$49,898
Velocity Control Products	4,504	4,478	16,156	12,792
Sealing Products	970	2,182	3,951	6,613
Other	1,764	2,158	6,972	7,976

Total segment operating income	23,159	23,795	81,595	77,279
State income tax provision included in segment operating income	627	664	2,072	2,229
Items not allocated to segment operating income	993	(3)	(586)	(412)
Interest expense	(1,393)	(2,390)	(6,162)	(7,142)
Interest income	1,520	4,752	5,198	14,133

Income before income taxes	$24,906	$26,818	$82,117	$86,087

	Third Quarter Ended		First Three Quarters Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007
Orders

Friction Control Products	$111,735	$71,951	$353,259	$239,577
Velocity Control Products	16,015	16,543	54,576	49,543
Sealing Products	8,159	9,787	34,080	37,823
Other	21,397	18,980	63,638	60,516

Total consolidated orders	$157,306	$117,261	$505,553	$387,459

Kaydon Corporation
Reconciliation of Non-GAAP Measure
(Amounts in Thousands)
Free cash flow, as defined (non-GAAP)

	Third Quarter Ended		First Three Quarters Ended		LTM
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007	2008	2007
Net cash from operating activities (GAAP)	$23,766	$10,150	$49,698	$47,362	$76,596	$81,871
Capital expenditures	(15,942)	(16,821)	(45,850)	(37,001)	(62,922)	(47,870)

Free cash flow, as defined (non-GAAP)	$7,824	$(6,671)	$3,848	$10,361	$13,674	$34,001

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.